Exhibit 10.38
Equinix, Inc.

July 22, 2008

Ms. Marjorie S. Backaus

Dear Marjorie:

This letter (the “Agreement”) confirms the agreement between you and Equinix, Inc. (the “Company”) regarding the continuation of your employment with the Company and the benefits we would like to offer you following your cessation of employment.

1. Continuing Employment.  Your employment with the Company will continue through the earlier of (a) February 15, 2009, or (b) the date you commence full-time employment for a new employer, provided that you may resign your employment on any earlier date.  The Company may terminate your employment prior to February 15, 2009 only for Cause.  For purposes of this Agreement, the “Termination Date” shall mean the date that your employment ends.  You agree to notify the Company in writing immediately upon accepting new employment.  While you are employed by the Company, you may engage in part-time employment and consulting work provided it does not create a conflict of interest with the Company, as determined in the reasonable discretion of the Company’s Chief Executive Officer or General Counsel.  Our mutual understanding is that your working hours will be reduced to 50% of a full-time equivalent beginning November 1, 2008 through December 31, 2008 and your working hours may be further reduced to 20% of a full-time equivalent thereafter or may remain at 50% of a full-time equivalent if warranted based on the projects assigned to you.  Our mutual understanding is also that you will work closely with the Company’s Chief Executive Officer through your Termination Date on special projects.  For purposes of this Agreement, “Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes harm to the Company, (b) a material failure to comply with the Company’s written policies or rules, (c) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (d) gross misconduct, (e) continued failure to perform lawfully assigned duties after receiving written notification of such failure from the Company’s Chief Executive Officer and thirty (30) days to cure such failure to perform, or (f) engaging in activities prohibited by Section 11 or 15 of this Agreement.

2. Salary, Bonus and PTO.  Through the Termination Date, you will continue to be paid the salary you are currently earning, adjusted as necessary to reflect your reduction in hours in accordance with existing payroll practices.  While you remain employed, you will continue to be provided all employee benefits for which you are eligible through and until the date your employment ends.  In addition, while employed, you will continue to accrue PTO to the extent provided for and in accordance with the Company’s existing policies.  Any bonus that is earned for services you perform for 2008 will be paid on February 15, 2009 or earlier if the Compensation Committee determines on an earlier date that the performance milestones have been satisfied.  You will not be eligible for a bonus or other incentive compensation for services performed in 2009.  As of the date of this Agreement, you will no longer be entitled to the severance benefits detailed in the Severance Agreement dated August 22, 2002 currently in effect between you and the Company.  You agree that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement or the terms of the Company benefit plans.

3. COBRA.  Should your working hours fall below the number of hours required to maintain your enrollment in the Company’s health plans and, in any event, following the Termination Date, you will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  In order to continue your coverage, you must file the required election form and pay the applicable premium.

4. Stock.  You understand and agree that you were granted and continue to hold the rights to shares of the Company’s common stock listed in the table.  As of February 15, 2009, you will be vested in the number of shares indicated in the table provided the applicable performance measures are met as confirmed by the Compensation Committee by that time.  If you remain employed with the Company through February 15, 2009, then you will be vested in the additional number of restricted stock awards as indicated in the table, which reflects vesting as if you remained employed through July 1, 2009 (the table assumes satisfaction of the applicable performance measures).  To vest in the July 1, 2009 installments as of February 15, 2009, you must sign this Agreement, be continuously in employment through February 15, 2009, agree to not engage in Competitive Activities (as defined in Section 11 below) and sign the release attached hereto as Exhibit A (the “Second Release”) within 5 days following your cessation of employment.

Type of Award	Grant Date	Number of Shares	Exercised or released as of 7/18/08	Price	Vested/ Released as of 2/15/09	Vested/ Released as of 7/1/09
Incentive stock option	11/10/1999	14,063	3,516	$32.00000	14,063	14,063
Non-qualified option	6/13/2000	1,750	0	$224.00000	1,750	1,750
Non-qualified option	1/9/2001	3,825	0	$119.00160	3,825	3,825
Non-qualified option	1/9/2001	82	0	$122.00000	82	82
Non-qualified option	9/26/2001	10,938	10,938	$12.16000	10,938	10,938
Non-qualified option	4/22/2002	4,688	4,688	$22.40000	4,688	4,688
Non-qualified option	3/6/2003	100,000	100,000	$3.25000	100,000	100,000
Non-qualified option	2/9/2004	52,000	50,000	$30.02000	52,000	52,000
RSA	2/8/2005	31,000	27,125	$0.00	3,875	3,875
RSA	1/10/2006	25,000	15,625	$0.00	3,125	6,250
RSA	1/2/2007	6,500	4,334	$0.00	2,166	2,166
RSA	1/2/2007	15,000	2,500	$0.00	2,500	5,000
RSU	1/31/2008	9,500	0	$0.00	4,750	4,750

All of your options are currently vested.  Each of the shares of the Company’s common stock issuable under RSAs listed in the table will be issued to you or credited to an account in your name when vested.  Each of the RSUs listed in the table will be settled when vested.  Upon vesting of shares and settlement of rights, the Company will collect all applicable income and employment taxes.  Your participation in the Company’s Employee Stock Purchase Plan will continue through the Termination Date or any earlier reduction in hours worked to 20 hours per week or fewer.  Any payroll deductions accumulated but not used to purchase shares as of your last day worked will be refunded to you following your last day worked.  All terms, conditions and limitations applicable to the purchase rights pursuant to the Company’s Employee Stock Purchase Plan shall remain in full force and effect.  You acknowledge that you currently have no other stock rights in the Company other than those rights enumerated in this paragraph, other than shares you own and that are in your possession.  You further acknowledge that all terms, conditions and limitations applicable to your stock, options and stock rights pursuant to the applicable stock award agreement, including provisions for acceleration of vesting on a Change in Control, as set forth in the applicable agreement and the Company’s 2000 Equity Incentive Plan, shall remain in full force and effect.

5. Release of All Claims.  In consideration for agreeing to continue your employment on the terms set forth herein and the opportunity to continue vesting in your equity awards, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment.  However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law.  Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

6. Waiver.  You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

7. Promise Not To Sue.  You agree that you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute,or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that is the subject of this Agreement.

8. Effective Date and Revocation.  You have up to 21 days after you receive this Agreement to review it.  You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement.  Furthermore, you have up to seven days after you sign this Agreement to revoke it.  If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me.  If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.”  Because of the seven-day revocation period, this Agreement will not become effective or enforceable until the Effective Date.

9. Insider Trading Policy.  You agree that you will comply with the Company’s insider trading policy.

10. Indemnification.  You and the Company understand and agree that nothing in this Agreement shall modify in any manner any indemnification and/or insurance rights you may have pursuant to the Company’s Certificate of Incorporation, Bylaws, the Indemnification Agreement between you and the Company dated November 8, 1999, or any applicable insurance policy for officers and directors liability.

11. Non-Competition.  You agree that the additional vesting set forth in Section 4 above will not be earned if, during the period beginning on the Termination Date and ending on February 15, 2010, you directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with or render services for, or in any manner engage in any business competing with, or similar to the business of, the Company anywhere within any state, possession, territory or jurisdiction of the United States of America, Canada, or in any of the countries in Central America, South America, Europe, Asia, Africa and Australia.  Such competitive businesses include, but are not limited to, Digital Realty Trust, Level 3, Savvis, Switch & Data, Terremark, Dupont Fabros, Telecity, Interxion, Telx, Global Switch, 365 Main and other regional/global companies in the business of, or having a line of business in, colocation or interconnection.  If any restriction set forth in this Section 11 is held to be unreasonable or unenforceable by a court of competent jurisdiction, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. You may own, directly or indirectly, solely as an investment, up to 1% of any class of securities that is publicly traded and you may own, directly or indirectly, solely as an investment, up to 1% of any investment fund with respect to which you do not make investment decisions.  In addition, if you violate the restrictions set forth in this Section 11 on or before February 15, 2010, then you agree to forfeit the shares earned through the additional vesting set forth in Section 4 (or if sold, the gross proceeds realized on a sale of such shares).

12. No Admission.  Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

13. Other Agreements.  At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company, which you signed on October 28, 1999, and a copy of which is attached as Exhibit B.  Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding your continued employment and your eligibility for severance benefits.  This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), when your employment terminates, then any payments under this Agreement that are not exempt from Section 409A of the Code will commence on the earliest practicable date that occurs more than six months after the termination of your employment.

14. Company Property.  You agree that on or prior to your last day of service, you will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company, except that you may keep your personal copies of (i) your compensation records and (ii) materials distributed to stockholders generally.

15. No Disparagement.  You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.

16. Confidentiality of Agreement.  You acknowledge that this Agreement will be filed publicly by the Company.  Until the date of public filing, you agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

17. Severability.  If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

18. Company’s Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

19. Choice of Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

20. Execution.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

Equinix, Inc.

By:  /s/

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims.  I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/
Signature of Marjorie Backaus

Dated:	July 22, 2008

Attachment

Exhibit A: Form of Release

Exhibit B: Proprietary Information and Inventions Agreement

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

In consideration of the benefits to be provided to Marjorie Backaus (“Employee”) by Equinix, Inc. (“the Company”), pursuant to the Agreement between Employee and the Company dated as of July __, 2008 (the “Agreement”), Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators and assigns, hereby fully and forever releases and discharges the Company and its directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns (together called “the Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to Employee’s employment with the Company, including the termination of that employment.

1. After Employee signs this general release of all claims (“Release”), Employee will be entitled to the additional benefits set forth in the Agreement that are conditioned on this Release.

2. To the fullest extent permitted by law, Employee waives, releases and promises never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to her employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment.  However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law.  Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

3. In addition, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

4. Employee also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or Employee.

5. Employee represents that she has returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on her computer(s) that contain or embody business, technical or financial information that she has developed, learned or obtained during the term of her service to the Company that relate to the Company or the business or demonstrably anticipated business of the Company, except that she may keep her personal copies of (i) her compensation records and (ii) materials distributed to stockholders generally.

6. If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

7. This Release constitutes the entire agreement between Employee and Releasees with regard to the subject matter of this Release.  It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release except as otherwise set forth in the Agreement.

8. This Release is not to be signed, and will not become effective, prior to Employee’s cessation of service.  Employee acknowledges that (a) her waiver and Release does not apply to any claims that may arise after she signs this Release; (b) she should consult with an attorney before executing this Release; (c) she has twenty-one (21) days from the date she first received this Release in July 2008 within which to review the Release; (d) she has seven (7) days following the execution of this Release to revoke this Release; and (e) this Release shall not be effective until the eighth day after this Release has been signed by Employee (the “Effective Date”).  To revoke this Release, Employee must notify the Vice President of Human Resources in writing of her intent to revoke, and such written notification must be received within seven (7) days of the date Employee signs this Release.  Employee shall not be entitled to receive any of the consideration being provided in exchange for this Release until the Effective Date.

9. Employee states that before signing this Release, Employee:

•	Has read it,

•	Understands it,

•	Knows that she is giving up important rights,

•	Is aware of her right to consult an attorney before signing it, and

•	Has signed it knowingly and voluntarily.

Date: ______________
Signature of Marjorie Backaus

TO BE SIGNED UPON CESSATION OF SERVICE